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                                                                    EXHIBIT d(6)


                             OCC ACCUMULATION TRUST


                   AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT


         THIS AMENDMENT dated as of February 4, 2002 to the Portfolio Management Agreement dated as of March 1, 2000, by and between OpCap Advisors (the "Advisor") and Pacific Investment Management Company ("PIMCO") shall be amended as follows:

         Whereas, the Advisor has changed its form of organization from a Delaware general partnership to a Delaware limited liability company and shall now be referred to as OpCap Advisors LLC; and

         Whereas, PIMCO has changed its form of organization from a Delaware general partnership to a Delaware limited liability company and shall now be referred to as Pacific Investment Management Company LLC.

         Now, therefore, the parties agree as follows:

         All references to OpCap Advisors in the Portfolio Management Agreement should be replaced with OpCap Advisors LLC. Similarly, all references to PIMCO should be replaced with Pacific Investment Management Company LLC.

         No other changes to the Portfolio Management Agreement shall be contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer as of the day and year first written above.

OPCAP ADVISORS LLC                      PACIFIC INVESTMENT MANGEMENT COMPANY LLC


By: /s/Brian S. Shlissel                By:  /s/Michael B. Zuckerman
    -------------------------------          -----------------------------------
    Brian S. Shlissel                        Michael B. Zuckerman